EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-140887 on Form S-11 of our report dated March 28, 2008, relating to the consolidated financial statements of Behringer Harvard Opportunity REIT II, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and for the period from January 9, 2007 (date of inception) through December 31, 2007, appearing in the Prospectus Supplement, which is a part of the Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 23, 2008